Exhibit 6.2

A DIVISION OF

GlobalTech Holdings, Inc.

A Publicly Traded Company

Surplus Equipment Recovery Agreement

This Agreement is by and between GlobalTech Holdings, Inc. DBA Med XS Recovery, located at PO Box 6632, Thomasville, GA 31758, and

Medical Facility Name:
located at

Contact                    phone number

This Agreement is for the purpose of liquidating all surplus medical equipment as indicated by the above mentioned contact, but is limited to medical and dietary equipment, only.

Terms of Agreement

(Please select one)

One time agreement 50/50 after cost of sale

One year agreement 60/40 after cost of sale

Thee year agreement 70/30 after cost of sale

Donation to 50l(c)(3) for tax purposes, write off only

Payments to Facility, as indicated/earned above, will occur no later than the 15th of the month following the month of sale. All expenses related to pickup and sale will be deducted from the total sale amount before split of commission is applied. There are no upfront fees for this service and facility pickups will only occur with scheduled facility contact.

The Parties hereby signify their agreement to the above terms by their respective signatures:

Facility:

Signature:	Date:

Printed Name:

Title:

Med X/S Recovery:

Signature:	Date:

Printed Name:

Title: